                                                                     EXHIBIT 4.1

                                   VERIO INC.

                                DEPOSIT AGREEMENT


               DEPOSIT AGREEMENT (this "Agreement"), dated as of July 20, 1999, by and between Verio Inc., a Delaware corporation (the "Company"), and Norwest Bank Minnesota, N.A. (the "Deposit Agent"), as deposit agent for the benefit of the registered holders (the "Holders") of the 6.75% Series A Convertible Preferred Stock (the "Preferred Stock").

               This Agreement is made to induce all present and future Holders to purchase the Preferred Stock by providing a non-interest bearing trust deposit account (the "Deposit Account") to pay in cash certain quarterly return amounts that Holders shall be entitled to receive as hereinafter provided in an amount equal to $0.8438 per share of Preferred Stock (the "Quarterly Return Amount") of the Company or, in lieu thereof, to provide funds for the purchase on behalf of the Holders from the Company of common stock, par value $0.001 per share, of the Company (the "Common Stock"), on each Deposit Payment Date (as defined below) as provided herein.

               NOW, THEREFORE, the parties hereto agrees as follows:

               1.   Establishment of Deposit Account.

               (a) The Deposit Account shall be established in connection with the offering of 6,000,000 shares of Preferred Stock (the "Offering"), and 1,200,000 additional shares of Preferred Stock (the "Over-Allotment Shares") subject to acquisition in connection therewith, and shall be held subject to the terms and conditions of this Agreement.

               (b) Simultaneously with each closing in respect of the Offering, Salomon Smith Barney Inc., Donaldson, Lufkin & Jenrette Securities Corporation, Credit Suisse First Boston Corporation, Deutsche Bank Securities Inc. and First Union Capital Markets Corp. (together, the "Initial Purchasers") shall deliver to the Deposit Agent against the Deposit Agent's written acknowledgment and receipt thereof, in the form attached hereto as Exhibit A on behalf of the purchasers of the Preferred Stock, an amount in cash equal to (i) approximately 6.731% of the purchase price of the Preferred Stock (equal to $24,275,155.89 of the $360,000,000.00 total purchase price) payable by the underwriters pursuant to the Purchase Agreement (the "Purchase Agreement") dated July 20, 1999, between the Company and the Initial Purchasers in respect of the Offering (the "Initial Deposit") plus (ii) a ratable amount (the "Additional Deposit") to be deposited in respect of any Additional Shares (as defined in the Purchase Agreement) purchased by the Initial Purchasers, sufficient to pay, together with the earnings thereon, any Quarterly Return Amount from the Deposit Account required to be made hereunder prior to the Deposit Expiration Date (as defined below). The Initial Deposit (and the Additional Deposit, if any), together with any earnings, interest and other proceeds of investments thereon is referred to as the "Deposit Fund". The Deposit Agent will deposit the Initial Deposit (and the Additional Deposit, if any) into the Deposit Account and hold it pursuant to the terms of this Agreement. Subject to early termination of the Deposit Account or prior conversion of shares of the Preferred Stock as hereinafter provided, the Deposit Fund will be the property of the Holders, and not of the Company. The Company shall have a security interest in the Deposit Account to secure payment of the purchase price for its Common Stock in the event the Company makes the election on each Deposit Payment Date as set forth in Section 2(b) below. The Deposit Fund shall be invested as provided on Exhibit B to be attached at the closing of the Offering (and which may be amended by delivery by the Company of a revised Exhibit B in the event of the issuance of the Additional Shares), which investment will provide sufficient funds, without any further investment, to equal the aggregate Quarterly Return Amounts due on the outstanding Preferred Stock, as such Quarterly Return Amounts become due, on each Deposit Payment Date. The Deposit Agent shall have no responsibility for determining whether funds held in the Deposit Account have been invested in such a manner so as to comply with the requirements of this Section 1(b).

               2. Distribution, Reduction and Termination of Deposit Account; Duties of Deposit Agent.

               (a) Unless on or prior to the Notice Date (as defined in Section 2(g)), the Company shall have delivered to the Deposit Agent a Direction Notice (as defined in Section 2(g)) in respect of a Deposit Payment Date or the Deposit Expiration Date, the Deposit Agent shall deliver from the Deposit Account to each Holder of Record (as defined in Section 3), cash in an amount equal to the Quarterly Return Amount on November 1, 1999, February 1, 2000, May 1, 2000 and August 1, 2000 (each such date being a "Deposit Payment Date"), continuing until the earlier of (i) August 1, 2000 (the "Deposit Expiration Date") and (ii) such earlier time as the Deposit Account is terminated in accordance with Section 2(e) below. The amount payable to each Holder of Record shall be prorated accordingly in the event of early termination of the Deposit Account, and the Deposit Agent shall distribute the remaining balance of the Deposit Account to the Company. The sole source of funds for each Quarterly Return Amount delivered to Holders of Record by the Deposit Agent in accordance herewith shall be the Deposit Account, and the Deposit Agent shall have no liability in respect of any deficiency thereof (subject to Section 6(d)).

               (b) If the Company shall have delivered a Direction Notice to the Deposit Agent on or prior to the Notice Date relating to a Deposit Payment Date or to the Deposit Expiration Date and upon compliance by the Company with applicable law, the Deposit Agent shall, as instructed by the Company in such Direction Notice, purchase from the Company, on behalf of the Holders of Record and with funds from the Deposit Account, that number of

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whole shares of Common Stock as is determined by the Company (as set forth in the Direction Notice) by dividing all or such portion of the Quarterly Return Amount as set forth in the Direction Notice (the "Share Consideration") by the Market Value Amount (as defined in Section 2(g)) as of the Notice Date. The Deposit Agent shall pay the Share Consideration from the Deposit Account to the Company in consideration for such purchase of shares, and the Deposit Agent, or the Company upon the written request of the Deposit Agent, shall transfer such shares of Common Stock on such Deposit Payment Date or on the Deposit Expiration Date to Holders of Record appearing on the list provided to the Deposit Agent in accordance with Section 3, each such Holder of Record to receive the number of such shares of Common Stock as is directed by the Company in writing. The Deposit Agent shall transfer to Holders of Record on the next Deposit Payment Date or on the Deposit Expiration Date any portion of such Quarterly Return Amount as is not utilized to purchase Common Stock from the Company. The Deposit Agent's obligation hereunder to cause shares of Common Stock to be purchased by the Deposit Account from the Company shall be secured by, and limited to, the funds in the Deposit Account, and the Deposit Agent shall have no liability to the Company, the Holders or any other person to the extent that there are not sufficient funds in the Deposit Account to make any purchase, payment or transfer required under this Agreement.

               (c) In the event of any conversion of the Preferred Stock into shares of Common Stock prior to the Deposit Expiration Date, the Company will promptly after such conversion be paid any funds remaining in the Deposit Account allocable to those shares of Preferred Stock so converted. As a result, Holders of Preferred Stock will not receive any partial payment from the Deposit Account if they convert their shares of Preferred Stock prior to the record date for such full Quarterly Return Amount.

               (d) On the Deposit Expiration Date, any cash remaining in the Deposit Account on such date shall be applied to pay the fees and expenses of the Deposit Agent to the extent the Company has failed to meet its obligations to pay amounts owed to the Deposit Agent hereunder. Nothing in this Section 2(d) shall be construed to limit the obligations of the Company under Section 4.

               (e) Notwithstanding any other provision herein to the contrary, if (A) the Company obtains any required amendments to the covenants under its various debt obligations that would permit the Company to pay cash dividends on the Preferred Stock prior to the Deposit Expiration Date, and (B) at the time the Company obtains such amendments or at any time thereafter (so long as the amendments remain effective), the trading price, on any date, for the Preferred Stock equals or exceeds the liquidation preference in respect thereof, then, in such event, the Company may thereafter, upon notice to the Holders, elect to exchange the Deposit Account for an obligation to accrue dividends on the Preferred Stock from the Deposit Payment Date immediately preceding the date of such election by instructing the Deposit Agent in writing to distribute the remaining balance of the Deposit Account to the Company

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in accordance with this clause (e). If the Company elects to so terminate the
Deposit Account, the Preferred Stock will begin to accrue dividends from the last Deposit Payment Date preceding such election.

               (f) Upon the final resolution (including the final resolution of all appeals or rights to appeal in any court) of any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Deposit Agent shall, upon the written direction of the Company, return to the Holders any funds at the time remaining in the Deposit Account.

               (g) For purposes of this Agreement the following terms have the meanings specified:

               "Direction Notice" means a notice from the Company, in the form attached as Exhibit C, delivered to the Deposit Agent directing the Deposit Agent to use funds from the Deposit Account to purchase Common Stock from the Company to distribute to holders of Preferred Stock.

               "Market Value" means, as of any date, the average of the daily closing price for the five consecutive trading days ending on the last trading day immediately prior to such date. The closing price for each day shall be the last sales price or, in case no such reported sales take place on such day, the average of the last reported bid and asked price, in either case on the principal national securities exchange on which the shares of the Common Stock are admitted to trading or listed, or if not listed or admitted to trading on such exchange, the representative closing bid price as reported by the Nasdaq National Market, or other similar organization if the Nasdaq National Market is no longer reporting such information, or if not so available, the fair market price as determined in good faith by the Board of Directors of the Company.

               "Market Value Amount" means

               (A) if (1) the relevant shares of Common Stock are issued pursuant to a registration statement, (2) a shelf registration statement registering the resale of such shares is effective or (3) such shares are eligible for immediate resale pursuant to Rule 144(k) under the Securities Act, 97% of the Market Value of the Common Stock; or

               (B) in all other cases, 93% of the Market Value of the Common Stock.

               "Notice Date" means the tenth business day prior to the applicable Deposit Payment Date or the Deposit Expiration Date, as the case may be.

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               (h) The Deposit Agent shall take all actions and make all filings and reports in connection with the Deposit Account to the Holders and to the Internal Revenue Service required by the Internal Revenue Code of 1986 and the rules and regulations thereunder.

               (i) This Agreement shall remain in full force and effect until all amounts held hereunder by the Deposit Agent have been finally distributed in accordance herewith.

               3.   Record Date.

               The Quarterly Return Amount or, if a Direction Notice has been delivered by the Company, Common Stock, shall be returned or delivered to the Holders of Record of the Preferred Stock, as they appear on the stock register of the Company or its transfer agent or registrar ten business days prior to each Deposit Payment Date (such Holders, the "Holders of Record"). A list of the Holders of Record, including the number of shares of Preferred Stock held by each such Holder, shall be delivered to the Deposit Agent by the Company or its transfer agent or registrar at least five business days prior to each Deposit Payment Date.

               4.   Expenses.

               The Deposit Agent shall be entitled to customary fees and expenses for performing its duties hereunder, as may be agreed from time to time by the Company and the Deposit Agent. The Deposit Agent shall be entitled to prompt reimbursement of all reasonable expenses incurred by it in carrying out its duties hereunder, including, without limitation, reasonable travel and other out-of-pocket expenses and reasonable fees and expenses of its legal counsel arising in connection with the entering into of this Agreement or the negotiation, interpretation or enforcement of any provision hereof or any arbitration or other proceeding hereunder. The fees and expenses of the Deposit Agent in carrying out its duties hereunder shall be paid or reimbursed by the Company. In the event the Deposit Agent renders any extraordinary services in connection with the Deposit Account or otherwise under this Agreement at the request of the Company or the Holders, the Deposit Agent shall be entitled to reasonable additional compensation from the Company therefor. The terms of this
Section 4 shall survive termination of this Agreement.

               5.   Notices.

               All communications hereunder will be in writing and effective only on receipt, and will be mailed, delivered or telegraphed and confirmed:

               (a) if to the Holders, to their address as set forth in the stock transfer records of the Company;

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

               (b) if to the Company, to Verio Inc., 8005 South Chester Street, Suite 200, Englewood, Colorado 80112, Attention: Carla Hamre Donelson, Esq., or to such other person or address as the Company shall designate in writing, with a copy to Morrison & Foerster LLP, 428 Market Street, San Francisco, California 94105-2482, Attention: Gavin Grover, Esq.; and

               (c) if to the Deposit Agent, to Norwest Shareowner Services, a division of Norwest Bank Minnesota, N.A., Sixth and Marquette, Minneapolis, Minnesota 55479-0069, Attention: Rogene Pendelton.

Any party may change the address (or the person to whose attention such notice is directed) by notice given to the other parties hereto as aforesaid.

               6.   Concerning the Deposit Agent.

               In order to induce the Deposit Agent to act as deposit agent hereunder, the Company hereby covenants and agrees with the Deposit Agent as follows:

               (a) The Deposit Agent shall not in any way be bound or affected by any amendment, modification or cancellation of this Agreement, unless the same shall have been agreed to in writing by the Deposit Agent.

               (b) The Deposit Agent shall be entitled conclusively to rely, and shall be protected in acting in reliance upon, any Direction Notice or other notice, letter, statement, list, instruction or direction or any signature furnished to the Deposit Agent pursuant to this Agreement and shall be entitled to treat as genuine, and as the document it purports to be, any letter, notice, statement, list, instruction, direction or other document or instrument and any signature delivered to the Deposit Agent hereunder and believed by the Deposit Agent to be genuine and to have been presented by the proper party or parties, without being required to determine (and the Deposit Agent shall be permitted to so assume) the authenticity or correctness thereof and of any fact stated therein, the propriety or validity thereof, or the authority or authorization of the party or parties making and/or delivering the same.

               (c) This Agreement sets forth exclusively the duties and obligations of the Deposit Agent with respect to any and all matters pertinent to its acting as deposit agent under this Agreement.

               (d) The Deposit Agent undertakes to perform only such duties as are expressly set forth in this Agreement, and no implied duties or implied obligations shall be read into this Agreement against the Deposit Agent. Neither the Deposit Agent nor any of its directors, officers, employees or agents shall be in any manner liable or responsible to the

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

Company or any Holder or any other person or entity for or in respect of any loss, claim, damage or liability (collectively, "Loss") resulting from, or arising out of, any action or failure or omission to act hereunder or for any mistake of fact or error of judgment, including, but not limited to, any Loss that may occur by reason of the exercise of the Deposit Agent's discretion in connection with this Agreement or the Deposit Account in any particular matter or for any other reason, except for any Loss which is the result of gross negligence or willful misconduct on the part of the Deposit Agent or such director, officer, employee or agent.

               (e) The Company covenants and agrees to indemnify and hold the Deposit Agent and each of its directors, officers, employees and agents (the Deposit Agent and any such person or entity seeking indemnification hereunder being hereinafter referred to as an "Indemnified Party") harmless from and against, and upon demand reimburse each Indemnified Party for, any and all losses, claims, damages, liabilities, costs and expenses, actions, suits or proceedings at law or in equity, and any other expenses, fees or charges of any character or nature (including reasonable costs of investigation and fees and disbursements of its legal counsel) (collectively, "Indemnified Losses"), which may be paid, incurred or suffered by such Indemnified Party or to which such Indemnified Party may become subject by reason of or in connection with its acting as deposit agent hereunder or arising out of the Deposit Account (including, but not limited to, any action taken or omitted by the Deposit Agent in connection with this Agreement or any action allegedly so taken or omitted) or by reason of, or as a result of, the Deposit Agent's compliance with the instructions set forth herein or with any instructions delivered to the Deposit Agent pursuant hereto, except with respect to Indemnified Losses which shall be the result of gross negligence or willful misconduct on the part of such Indemnified Party. The terms of this Section 6(e) shall survive the termination of this Agreement.

               (f) In the event of any controversy or dispute hereunder, or with respect to any question as to the construction of this Agreement or any action to be taken by it hereunder, the Deposit Agent may, in its discretion, obtain the advice of counsel reasonably satisfactory to it and shall incur no liability for, and shall be fully protected in, acting in accordance with the advice or opinion of such counsel.

               (g) If any part of the Deposit Fund is at any time attached, garnished or levied upon or under any court order, or in case the payment, assignment, transfer, conveyance or delivery of any of the Deposit Fund shall be stayed or enjoined by any court order, or in case any order, writ, judgment or decree shall be made or entered by any court affecting the Deposit Fund or any part thereof, then and in any of such events, the Deposit Agent is authorized, in its sole discretion, to rely upon and comply with any such order, writ, judgment or decree. The Deposit Agent shall not be liable to any of the parties hereto, to any Holder or to any other person, firm or corporation by reason of such compliance even though such order, writ, judgment or decree may be subsequently reversed, modified, annulled, set aside, vacated, found to have been entered without jurisdiction, or found to be in violation of or beyond the scope of a constitution or a law.

               (h) Notwithstanding anything to the contrary contained herein, if the Deposit Agent shall be uncertain as to its duties or rights hereunder, shall receive any notice, advice, direction, or other document from the Company with respect to the Deposit Fund which, in its opinion, is in conflict with any of the provisions of this Agreement, should be advised that a dispute has arisen with respect to the payment, ownership, or right of possession of the Deposit Fund or any part thereof (or as to the delivery, non-delivery, or content of any notice, advice, direction, or other document) or if any obligation of the Deposit Agent under this Agreement shall, in the opinion of the Deposit Agent, expose the Deposit Agent to liability due to actual or potential conflicting claims to the Deposit Account, the Deposit Agent shall be entitled (but not obligated), without liability to anyone, to refrain from taking any action other than to hold the Deposit Fund in accordance with this Agreement until such uncertainty, conflict, dispute or obligation is resolved to the reasonable satisfaction of the Deposit Agent, including by (and, notwithstanding anything to the contrary, it shall be reasonable for the Deposit Agent not to act until it has received) an order, decree or judgment of a court of competent jurisdiction which has been finally affirmed on appeal or which by lapse of time or otherwise is no longer subject to appeal, but the Deposit Agent shall be under no duty to institute or to defend any proceeding, although it may institute or defend such proceedings.

               (i) The Company shall have the right to cause the Deposit Agent to be relieved of its duties hereunder and to select a substitute deposit agent, upon the expiration of 30 days following delivery of written notice of substitution to the Deposit Agent. Upon selection of such substitute deposit agent, such substitute deposit agent and the Company shall enter into an agreement substantially identical to this Agreement and, thereafter, the replaced deposit agent shall be relieved of its duties and obligations to perform hereunder, except that the replaced deposit agent shall transfer to the substitute deposit agent upon request therefor the Deposit Funds and copies of all books, records, plans and other documents in the replaced deposit agent's possession relating to such funds or this Agreement.

               (j) Upon not less than 30 days' written notice to the Company and the Holders of its intention to resign under this Agreement, the Deposit Agent may resign. The Company shall promptly select a successor deposit agent. Such resignation shall take effect upon delivery by the resigning Deposit Agent of the Deposit Fund to such successor deposit agent; the resigning Deposit Agent shall thereupon be discharged of all its duties and obligations hereunder. If the Company has not selected and appointed a successor deposit agent within 30 days of the notice from the Deposit Agent of its resignation, the Deposit Agent may petition a court of competent jurisdiction to appoint a successor deposit agent, notify the Company of such selection and deliver the Deposit Fund to such successor agent as described in this paragraph (j). In addition, the Deposit Agent shall be discharged of all of its duties and obligations hereunder upon its deposit of the Deposit Fund with a court of competent jurisdiction. The Company and the Holders each hereby irrevocably consents and submits to the jurisdiction of such court in any such action and waives all rights to contest the jurisdiction of such court.

               (k) The Company hereby authorizes the Deposit Agent, (i) to institute a bill of interpleader in any court of competent jurisdiction to determine the rights of any person (including the Initial Purchasers, the Holders, the Company and any other person) to the Deposit Account and the Company shall pay all reasonable costs, expenses and disbursements of the Deposit Agent in connection therewith, including reasonable attorney's fees and
(ii) to deposit the Deposit Account with the clerk of that court.

               (l) The Deposit Agent's duties, obligations and liabilities hereunder, except as a result of the Deposit Agent's gross negligence or willful misconduct, will terminate upon its delivery of all of the Deposit Fund pursuant to the terms of this Agreement. The provisions of this Section 6(l) shall survive any such termination.

               7.   Miscellaneous.

               (a) Continuance of Agreement. This Agreement shall be binding upon the parties hereto and their respective heirs, personal representatives, successors and assigns.

               (b) Counterparts. This Agreement may be executed in any number of counterparts all of which, taken together shall constitute the same agreement.

               (c) No Amendments. This Agreement may not be modified or amended, nor may any provision hereof be waived, except by a writing duly executed by the Deposit Agent, the Company and by a majority of the Holders. For the avoidance of doubt, delivery of a revised Exhibit B as provided in Section 1(b) shall not be considered an amendment to this Agreement.

               (d) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York without reference to its principles of conflicts of law.

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


               IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and the year first above written.

                                       VERIO INC.


                                       By: /s/ Carla Hamre Donelson
                                          -----------------------------
                                          Name:  Carla Hamre Donelson
                                          Title: Vice President and General
                                                 Counsel


                                       NORWEST BANK MINNESOTA, N.A.


                                       By: /s/ Curtis D. Schweqman
                                          -----------------------------
                                          Name:  Curtis D. Schweqman
                                          Title: Assistant Vice President


* With the understanding that section 2(h) may require Norwest to employ tax counsel to ensure compliance. Therefore, additional expense to the company for reimbursement of associated fees may be necessary.

                                                                       EXHIBIT A


                      FORM OF DEPOSIT AGENT'S CROSS-RECEIPT


               THE UNDERSIGNED hereby acknowledges receipt of        Dollars ($)
of the [Initial] [Additional] Deposit.

               The undersigned, as deposit agent (the "Deposit Agent") pursuant to that certain Deposit Agreement, dated July 20, 1999 between the Company and Norwest Bank Minnesota, N.A., as Deposit Agent (the "Deposit Agreement"), has deposited the [Initial] [Additional] Deposit in the Deposit Account (as such term is defined in the Deposit Agreement).


                                       NORWEST BANK MINNESOTA, N.A.


                                       By:
                                          -----------------------------
                                          Name:
                                          Title:


                                       Date:

                                                                       EXHIBIT B


                                   INVESTMENTS


               The funds that the Initial Purchasers of the 6.75% Series A Convertible Preferred Stock deposit in the Deposit Account will be invested in U.S. government obligations or U.S. government guaranteed obligations as provided on the attachment hereto.

               In the event that investments made pursuant to this Exhibit B shall mature or otherwise require reinvestment, the Deposit Agent shall make overnight (or, if requested in writing by the Company, other) investment of available funds in U.S. government obligations or U.S. government guaranteed obligations which shall mature as required to make payments required under the Deposit Agreement.

                                                                       EXHIBIT C


                            FORM OF DIRECTION NOTICE


                                   VERIO INC.
                            8005 South Chester Street
                                    Suite 200
                            Englewood, Colorado 80012

                                     [DATE]



NORWEST BANK MINNESOTA, N.A.
Sixth and Marquette
Minneapolis, MN  55479-0069

                          Re: Direction Notice No. [     ]

Ladies and Gentlemen:

              We refer to the Deposit Agreement (the "Deposit Agreement") dated as of the 20th day of July, 1999 between you, as Deposit Agent, and Verio Inc., a Delaware corporation (the "Company"). Unless otherwise specified, capitalized terms used herein shall have the meaning given in the Deposit Agreement. This letter constitutes a Direction Notice under the Deposit Agreement.

              [The undersigned hereby notifies you that you are directed, pursuant to Section 2(b) of the Deposit Agreement, to purchase from the Company on behalf of the Holders, for delivery to each Holder of Record of Preferred
Stock in lieu of the Quarterly Return Amount ($[      ] on the Deposit Payment
Date ([Date]), shares of Common Stock for $ of Quarterly Return Amount. The calculation of the number of shares of Common Stock to be purchased is attached hereto as Annex A.]

              [The undersigned hereby notifies you of the conversion of shares of Preferred Stock by certain Holders, and that you are directed, pursuant to
Section 2(c) of the Deposit Agreement, to pay to the Company any funds remaining in the Deposit Account allocable to the shares of Preferred Stock so converted. The number of shares of Preferred Stock converted and a calculation of the related amount to be paid to the Company is attached hereto as Annex A.]

              In connection with the requested disbursement, the undersigned hereby notifies you that: (i) you may elect to have the Company deliver, for and on your behalf, the shares of Common Stock acquired by you directly to the holders of the Preferred Stock and (ii) your obligation to purchase shares of Common Stock is secured by the funds in the Deposit Account. The Deposit Agent is entitled to rely on the foregoing in disbursing funds relating to this Deposit Notice.

                                               VERIO INC.


                                               By:
                                                  ----------------------------
                                                  Name:
                                                  Title: